Exhibit 99.1

MSCI Inc. Appoints Two New Directors to its Board

NEW YORK – December 16, 2009 – MSCI Inc. (NYSE: MXB), a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics, announced today that Mr. George W. Siguler and Ms. Alice W. Handy have joined the MSCI Inc. Board of Directors, effective December 14, 2009.

Mr. Siguler co-founded Siguler Guff & Company (“Siguler Guff”), a private equity investment organization headquartered in New York with over $8 billion of assets under management.  Prior to forming Siguler Guff, Mr. Siguler was a Managing Director of Mitchell Hutchins Asset Management, the investment arm of Paine Webber.  From 1983-1984, Mr. Siguler served as the Chief of Staff of the U.S. Department of Health and Human Services for President Reagan.  Mr. Siguler was also a founder of the Harvard Management Company, the investment subsidiary of Harvard University, and served as the Associate Treasurer of the University.  Mr. Siguler is currently an Overseer of the Hoover Institution at Stanford University, a member of the Rand Corporation’s Center for Asia Pacific Policy and its Russian Business Leaders Forum.  He is also a trustee of the Emerging Market Private Equity Association and a member of the Pacific Pension Institute and the Russell 20-20 Group.

Ms. Handy is the founder and Chief Executive Officer of Investure, an outsourced investment office for a small group of colleges and foundations.  Prior to forming Investure, Ms. Handy was the President of the University of Virginia Investment Management Company.   Beginning in 1974 and except for the period from November 1988 to January 1990, during which time Ms. Handy served as the State Treasurer of Virginia, she was actively involved in the investment of the endowment and operating funds of the University of Virginia and served over the years as Investment Officer, Assistant Vice President and Treasurer.  Ms. Handy is currently the chair of the board of the Thomas Jefferson Foundation (Monticello) and serves on the board of the Bessemer Securities Corporation.

“We are very pleased that George and Alice have agreed to join our Board.  George has extensive experience and a distinguished record of success in the investment management industry, both in public securities and in private equity.  George also brings to our Board his experience and insight into opportunities in emerging markets.  Alice has had a long and successful career in advising and investing for endowments across all asset classes and a wide variety of asset managers.  The addition of George and Alice demonstrates our commitment to a strong, independent and experienced Board to guide the strategic direction of MSCI and to support and counsel the management team in executing its ambitious growth plans,” said Henry Fernandez, Chairman and CEO of MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide.  MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The Company’s flagship products are the MSCI International Equity Indices, which include over 120,000 indices calculated daily across more than 70 countries, and the Barra risk models and portfolio analytics, which cover 59 equity and 48 fixed income markets.  MSCI Inc. is headquartered in New York, with research and commercial offices around the world.  MXB#IR

For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:
Lisa Monaco, MSCI, New York	+1.866.447.7874
Edings Thibault, MSCI, New York	+1.866.447.7874

For media enquiries please contact:
Sally Todd | Clare Milton, Penrose Financial, London	+44.20.7786.4888
Pen Pendleton | Patrick Clifford, Abernathy MacGregor, New York	+1.212.371.5999